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                                                                      Exhibit 99

News Release

[LUCENT TECHNOLOGIES LOGO]


Dan Coulter
908-582-7635  (office)
908-735-0297 (home)

Lynn Newman
908-582-5522 (office)
973-993-8033 (home)

LUCENT REPORTS RECORD 4TH QUARTER INCREASES OF 17.2 PERCENT FOR REVENUE AND 44.7 PERCENT FOR NET INCOME - EXCLUDING ONE-TIME CHARGES FOR OCTEL ACQUISITION

   COMPANY ALSO REPORTS RECORD FISCAL YEAR INCREASES OF 13.2 PERCENT FOR REVENUE AND 43 PERCENT FOR NET INCOME - EXCLUDING ONE-TIME CHARGES

FOR RELEASE TUESDAY, OCTOBER 21, 1997

         MURRAY HILL, N.J. - Lucent Technologies today reported revenues increased 17.2 percent in the quarter ended September 30, 1997, to $6.933 billion -- and net income increased 44.7 percent to $369 million, or 57 cents per share, excluding one-time charges associated with the company's acquisition of Octel Communications Corporation.

         The company's revenues for the fiscal year ended September 30, 1997 were $26.360 billion, an increase of 13.2 percent over the previous 12 months. For the 12 months ended September 30, 1997, Lucent's net income rose 43 percent to $1.507 billion or $2.34 a share, excluding one-time charges associated with the Octel acquisition. This compares to net income of $1.054 billion or $1.65 per share on a pro-forma basis* in the 12 months ended September 30, 1996, excluding business restructuring and other charges taken in December, 1995.

         Including charges associated with Octel, the company reported a loss for the fourth quarter of $597 million or 92 cents per share. For the same period last year, Lucent reported net income of $255 million, or 40 cents per share on revenues of $5.918 billion. When the Octel charges are included for the fiscal year ended September 30, 1997, Lucent earned net income of $541 million or 84 cents per share.

         "This is a great finish to our first fiscal year as an independent company," said Richard McGinn, Lucent Technologies CEO and President. "We believe these results demonstrate the enormous growth opportunities in the communications industry, and that our focus on the industry's fastest growing segments is paying off."

                                     -more-
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                                       -2-

         Revenues for the company's core businesses** increased 19.4 percent in the quarter. Revenues increased 17.8 percent for Systems for Network Operators; 21 percent for Business Communications Systems; 23.9 percent for Microelectronic Products and 1.6 percent for Consumer Products, compared to the year-ago quarter.

         "Lucent is continually and quickly strengthening our business for growth," said McGinn. "Just in the past few weeks we've completed our acquisition of Octel, announced plans to acquire Livingston Enterprises, added to our growing data networking portfolio for businesses and service providers, and created the joint venture with Philips for the consumer terminal market. We intend to continue that pace to address a rapidly changing - and fortunately for us - rapidly growing industry."

REVIEW OF OPERATIONS

SYSTEMS FOR NETWORK OPERATORS

         Revenues increased 17.8 percent over the year-ago quarter to $3.879 billion, led by sales of switching and wireless systems with associated software. The continuing demand for second lines in businesses and residences -- for uses such as Internet services, data traffic and faxes -- contributed to the group's increased quarterly revenues.

         Domestic revenues increased approximately 14 percent for the final quarter of 1997 in comparison to the same period in 1996, led by sales to traditional service providers, and non-traditional customers including PCS (personal communications services) wireless providers and competitive access providers. International sales increased approximately 33 percent over the year-ago quarter, including increases in the Caribbean/Latin American region, the Europe/Mid-east/Africa region, and in China. International sales represented approximately 24 percent of revenues for the quarter.

         Comparing the 12 months ended September 30, 1997 to the comparable year-ago period, the group's revenues increased 18.4 percent to $15.614 billion.

** This includes revenues from Lucent's Systems for Network Operators, Microelectronic Products and Business Communications Systems businesses. It excludes revenues from the company's Consumer Products business and from Other Systems and Products.

                                     -more-
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MICROELECTRONIC PRODUCTS

         Revenues increased 23.9 percent over the year-ago quarter to $782 million, led by increased sales of customized chips for computing and communications, including components for wireless telephones, local area networks, data networking, and high-end computer workstations. Increased sales of power systems and optoelectronic components also contributed to the quarter-over-quarter increase.

         Domestic revenues increased about 19 percent and international revenues increased approximately 29 percent compared to the year-ago quarter. The international increase was led by continued strength in the European and Asia/Pacific regions. International revenues represented approximately 49 percent of revenue for the quarter.

         Comparing the 12 months ended September 30, 1997 to the comparable year-ago period, the group's revenues increased 19 percent to $2.755 billion.

BUSINESS COMMUNICATIONS SYSTEMS

         Revenues increased 21 percent to $1.811 billion compared to the year-ago quarter, with increases in both domestic and international sales.

         The group's results were primarily driven by increased sales of the DEFINITY(R) enterprise communications server, SYSTIMAX(R) Structured Cabling Systems, messaging systems, integrated offers such as call centers, and higher revenues from services contracts. Domestic revenues were up approximately 22 percent and international revenues increased approximately 18 percent versus the year-ago quarter. International sales represented approximately 17 percent of revenue -- with expanded sales in all international regions.

         Comparing the 12 months ended September 30, 1997 to the comparable year-ago period, the group's revenues increased 16.4 percent to $6.411 billion.

CONSUMER PRODUCTS

         Revenues increased 1.6 percent over the year-ago quarter to $316 million. Since the beginning of the calendar year, the group has launched 26 new products into the marketplace, contributing to the increased sales levels. Now that its consumer products business has become part of Philips Consumer Communications (PCC), Lucent will no longer report "consumer products" revenues, but will report its share of the earnings from the venture as a component of "other income."

                                     -more-
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COSTS AND EXPENSES:

         Gross margin for the quarter was 44.1 percent (excluding one-time charges associated with the Octel acquisition), up from 43.5 percent in the year-ago quarter.

         Excluding the Octel charges, selling, general and administrative expenses (SG&A) were 23.2 percent of revenues in the quarter, compared with 24.2 percent in the year-ago period. The SG&A expenses were reduced by a reversal of business restructuring reserves of $105 million. SG&A expenses increased over the prior quarter, primarily due to higher sales levels, investments in growth initiatives, and implementation of SAP, an integrated software platform.

         Research and development (R&D) expenses, excluding the Octel charges, increased 22.4 percent over the year-ago quarter. This increase was primarily due to a $127 million write down of Bell Labs assets, as well as increased spending to support wireless infrastructure and microelectronics products. As a percent of revenues, quarterly R&D spending, excluding the Octel charges, increased one-half of one percentage point.

         Lucent Technologies designs, builds and delivers a wide range of public and private networks, communications systems and software, data networking systems, business telephone systems, and microelectronic components. Bell Laboratories is the research and development arm for the company.

                                      # # #


         * PRO-FORMA - The company's results for the 12 months ended September 30, 1996 are calculated on a pro-forma basis, as though the total shares outstanding immediately following the IPO had been issued in the first quarter of calendar year 1995. The company did not receive the proceeds from the sale of IPO shares until April 1996.
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FOURTH QUARTER INCOME STATEMENT (UNAUDITED; MILLIONS OF DOLLARS, EXCEPT PER
SHARE AMOUNTS)



                                                                               For the Three Months Ended
----------------------------------------------------------------------------------------------------------------------------------
                                                                        9/30/97    |   9/30/97(a)       9/30/96          Change(b)
                                                                                   |
REVENUES                                                                  6,933    |        6,933         5,918            17.2%
COSTS                                                                     3,881    |        3,873         3,343            15.9%
GROSS MARGIN                                                              3,052    |        3,060         2,575            18.8%
   SELLING, GENERAL AND ADMINISTRATIVE                                    1,634    |        1,608         1,434            12.1%
   RESEARCH AND DEVELOPMENT                                                 835    |          835           682            22.4%
   PURCHASED IN-PROCESS RESEARCH & DEVELOPMENT                              945    |           --            --              --
TOTAL OPERATING EXPENSES                                                  3,414    |        2,443         2,116            15.5%
OPERATING INCOME (LOSS)                                                   (362)    |          617           459            34.4%
OTHER INCOME, NET                                                            51    |           51            37            37.8%
INTEREST EXPENSE                                                             72    |           72            78            (7.7)%
INCOME (LOSS) BEFORE INCOME TAXES                                         (383)    |          596           418            42.6%
INCOME TAX EXPENSE                                                          214    |          227           163            39.3%
NET INCOME (LOSS)                                                         (597)    |          369           255            44.7%
NET INCOME (LOSS) PER COMMON SHARE                                       (0.92)    |         0.57          0.40            42.5%
SHARES OUTSTANDING (MILLIONS)                                             649.6    |        649.6         636.7             2.0%
EFFECTIVE TAX RATE (%)                                                       NM    |        38.1%         39.0%            (0.9)
----------------------------------------------------------------------------------------------------------------------------------

      NM = Not meaningful

(a) 1997 excludes one-time charges related to the Company's acquisition of Octel including $945 million for purchased in-process research and development costs, and 1996 excludes business restructuring and other charges.

(b) Change between the three months ended September 30, 1997 excludes one-time charges related to the Company's acquisition of Octel and the corresponding 1996 period.
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             FISCAL YEAR 1997 INCOME STATEMENT (UNAUDITED; MILLIONS
                     OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                          For the Twelve Months Ended
----------------------------------------------------------------------------------------------------------------------------------
                                                                  9/30/97     |      9/30/97(a)      9/30/96(a)          Change(b)
                                                                              |
REVENUES                                                           26,360     |         26,360          23,286            13.2%
COSTS                                                              14,898     |         14,890          13,500            10.3%
GROSS MARGIN                                                       11,462     |         11,470           9,786            17.2%
   SELLING, GENERAL AND ADMINISTRATIVE                              5,784     |          5,758           5,645             2.0%
   RESEARCH AND DEVELOPMENT                                         3,023     |          3,023           2,287            32.2%
   PURCHASED IN-PROCESS RESEARCH AND                                          |
      DEVELOPMENT                                                   1,024     |             79              --              --
TOTAL OPERATING EXPENSES                                            9,831     |          8,860           7,932            11.7%
OPERATING INCOME                                                    1,631     |          2,610           1,854            40.8%
OTHER INCOME, NET                                                     141     |            141             218           (35.3)%
INTEREST EXPENSE                                                      305     |            305             293             4.1%
INCOME BEFORE INCOME TAXES                                          1,467     |          2,446           1,779            37.5%
INCOME TAX EXPENSE                                                    926     |            939             725            29.5%
NET INCOME                                                            541     |          1,507           1,054            43.0%
NET INCOME PER COMMON SHARE                                          0.84     |           2.34         1.65(c)            41.8%
SHARES OUTSTANDING (MILLIONS)                                       644.1     |          644.1        636.7(c)             1.2%
EFFECTIVE TAX RATE (%)                                              63.1%     |          38.4%           40.8%            (2.4)
---------------------------------------------------------------------------------------------------------------------------------

(a) 1997 excludes one-time charges related to the Company's acquisition of Octel including $945 million for purchased in-process research and development costs, and 1996 excludes business restructuring and other charges.

(b) Change between the twelve months ended September 30, 1996 excludes one-time charges related to the Company's acquisition of Octel and the corresponding 1996 period excludes business restructuring and other charges.

(c) Net income per share and shares outstanding for the twelve months are calculated on a pro-forma basis, as though the total shares outstanding immediately following the IPO had been issued in the first quarter of calendar year 1995. The company did not receive the proceeds from the sale of IPO shares until April 1996.

     Weighted average earnings per share was $1.82 for the twelve months ended September 30, 1996 using 578.1 million weighted average shares.